Exhibit 8.1

List of Significant Subsidiaries and VIE of the Registrant

Significant Subsidiaries	Place of Incorporation
Luckin Coffee Investment Inc.	British Virgin Islands
Luckin Coffee (Hong Kong) Limited	Hong Kong
Luckin Coffee Roasting (Hong Kong) Limited	Hong Kong
Luckin Coffee Roastery (Hong Kong) Limited	Hong Kong
Beijing Luckin Coffee Co., Ltd.	PRC
Luckin Investment (Tianjin) Co., Ltd.	PRC
Luckin Coffee (China) Co., Ltd.	PRC
Luckin Coffee Roasting (Pingnan) Co., Ltd.	PRC

Variable Interest Entity	Place of Incorporation
Beijing Luckin Coffee Technology Ltd.	PRC